U.S. Gold Corp. Letter to Shareholders

ELKO, NV, November 3, 2017 – U.S. Gold Corp. (NASDAQ: USAU) is pleased to provide the following Letter to Shareholders.

Highlights: - Laying the Groundwork for an Exciting Future

-Raised over $14.4 million in financings

-Initiated 2016 / 2017 field exploration programs at our Keystone and Copper King properties

-Consummated merger with Dataram Corporation and divested the legacy subsidiary

-Became one of the few publicly listed gold exploration companies on NASDAQ

-Assembled experienced management team and Board of Directors with a strong track records

-Consolidated the Keystone property so that we now control 100% of the district

-Acquired the Gold Bar North exploration property

November 3, 2017

Dear U.S. Gold Corp. Shareholder,

As many of you are aware, our stock price has been under a significant amount of pressure since the completion of the U.S. Gold Corp. / Dataram merger in late May 2017. Understandably, as of the date of this letter, since we are trading around the $1.10 range, a lot of you are rightfully concerned about your investment as we have received a tremendous amount of calls and emails from our shareholders.

Our Company is executing on our exploration plans as we anticipate announcing our autumn 2017 drill results before the end of the year for our Keystone and Gold Bar North projects. We also anticipate that we will begin additional Copper King exploration programs by the end of this year as well. At our current stock price, we are one of the cheapest junior gold exploration companies trading on the NASDAQ with a market capitalization of $15 million as of November 3, 2017. We have a just over 14 million shares outstanding, a solid cash position and no debt.

The Copper King resource has an historic Preliminary Economic Assessment (PEA) report, authored by Mine Development Associates, dated August 24, 2012, showing a $160 million net present value at a 5 percent discount at $1,100 gold and $3 copper prices. As of this letter, gold is currently trading above $1,250 per ounce and copper is currently trading at above $3.00 per pound. We believe there is substantial value in this development project as well as our blue-sky exploration properties. Dave Mathewson, our Vice-President and Head of Exploration states “I believe our Keystone project, which is currently being drilled, is one of the best exploration projects that I have ever seen and has the potential to be bigger than the “Railroad” project, which I, and my former team, explored with excellent discovery success.”

As with all junior exploration companies, there is a tremendous amount of risk involved, but we strongly believe that ours is a unique opportunity for those willing to take that risk. We believe we are highly undervalued compared to our peer group with similarly defined resources. We are as excited as ever to see what our drilling programs bring us in 2018, but we are also cognizant of the volatility our shareholders are currently experiencing. We appreciate your being a U.S. Gold Corp. shareholder and we look forward to 2018. Below, please find a detailed update on our progress since our inception.

Introduction

U.S. Gold Corp. is a junior gold exploration and development company. After completing an $11.92 million financing as a private company in April 2016, U.S. Gold Corp. initiated a 2016 field exploration program at its Keystone and Copper King properties. 2017 has been a very busy year for us. In May 2017, we finalized our merger with Dataram Corporation, and became one of the few publicly listed junior gold exploration companies on the prestigious NASDAQ Stock Market. We changed our trading symbol to USAU to better describe our company. We progressed our Summer 2017 exploration programs and acquired the Gold Bar North exploration property on structural trend with Keystone. In October 2017, we closed another $2.5 million financing and announced the sale of our Dataram Memory subsidiary to focus exclusively on gold exploration. We have initiated our Fall 2017 exploration programs at Keystone, Gold Bar North and Copper King.

Experienced Management with a Strong Track Record

Although the gold exploration business is a high-risk venture, our management team has experienced, proven ore finders who have an impressive historical discovery track record. Specifically, Dave Mathewson, has led teams credited with exploration discoveries including; the Tess, Northwest Rain, Saddle, South Emigrant properties in the Rain District, and North Mike, Deep Gold Quarry while with Newmont, and the Railroad District discoveries also on the Carlin Trend.

Dave Mathewson has had his eyes on the Keystone district for the past 30 years. He believes that Keystone holds tremendous potential. Dave has brought a team of exploration industry veterans to U.S. Gold Corp., and is using the same exploration methodology on Keystone that he has developed and utilized for the last 35 years in Nevada, with particular success on the Carlin Trend.

Keystone May Hold Significant Opportunity

After forming U.S. Gold Corp. as a private company in 2014, we acquired our flagship Copper King project in Wyoming and have been steadily advancing the property. In the second half of 2015, Dave Mathewson called me and told me he had consolidated an exciting exploration property. Dave and I have known each other for more than a decade. He had left Gold Standard Ventures in late 2014 after several years of impressive discovery success at Railroad, in order to generate new exploration opportunities in Nevada, in particular Keystone. As one of the leading Nevada exploration geologists, his sense of a large district- scale opportunity has always attracted him to Keystone. Different pieces of the Keystone property have been with various companies over the last 30 years. Placer Dome held a large number of key claims in the district and Barrick Gold Corp. dropped them when they acquired Placer in 2006. Dave patiently and methodically worked on picking up claims in the district beginning in 2004, and primarily in 2015.

Nevada has produced more than 245 million ounces of gold, which makes it the world’s highest gold producer per unit area. Continued exploration using effective modern-day exploration methods in already over-explored locations keeps delivering discoveries. The major gold trends of North Central Nevada are “Nevada Elephant Country.” Keystone lies 10 miles southeast of Barrick Gold’s Cortez Hills mine on the Cortez Gold Trend. Just to the northwest of Cortez Hills is the Pipeline mine. According to Barrick’s website, their Cortez District produced 1.06 million ounces in 2016 at an all-in-sustaining-cost (AISC) of $517 per ounce. Barrick averaged $901 per ounce sales, representing $407,040,000 in cash flow to Barrick in 2016. The Cortez Gold Mine district is home to several additional discoveries. Horse Canyon, Red Hill, Gold Rush and ET Blue all add exploration ounces to the area.

According to Dave Mathewson, there has never been any modern, district-scale exploration work done in the history of Keystone. Several shallow historical drill holes have been sporadically drilled, but there has never been a systematic, model-driven exploration approach to the whole district. The host rocks at Keystone include Devonian Horse Canyon, Wenban, and Silurian Roberts Mountains Formations – the same hosts to the Pipeline, Cortez, Cortez Hills, Red Hill and Goldrush deposits to the north. These permissive host rocks exist all over the district at shallow to moderate depths.

In 2015, Dave Mathewson was successful in consolidating the final claims to the Keystone district. When U.S. Gold Corp. acquired the Keystone project, we brought him on at the end of 2015.

U.S. Gold Corp. advanced its exploration programs in 2016. Dave Mathewson and his teams completed district-wide gravity surveys in 2016 and 2017. This was the first comprehensive gravity survey done on the entire Keystone district. The results show similarity to Cortez district geology and the potential for hosting similar major gold deposits. Dave brought on Tom Chapin as a Senior Consulting Geologist. Tom worked for Barrick Gold for years, mapping the Cortez and Goldrush geology. Tom’s feedback is that he believes the geology of the Keystone district is almost identical to that of Cortez. Based upon the favorable interpretations of the 2016 and 2017 gravity surveys, U.S. Gold Corp. staked additional claims in both 2016 and 2017, significantly increasing its land position. Neil Whitmer, Brion Theriault, Joe Laravie and Jim Wright have all been deeply involved in the Keystone exploration process with Dave.

Dave Mathewson has been following the same model for exploration success throughout his career. He likes to identify high potential, early-stage, grass-roots exploration opportunities. He then uses modern technology (gravity, IP, CSAMT) to understand the geology and potential gold deposit settings. These techniques, combined with soil samples, rock samples, field mapping and digitization of historical drill hole data, lead to target generation. In gold exploration, a company needs to drill to deliver the real results. Over the last decades, the relatively easy global gold deposits have largely been found. Now, exploration geologists need to either go deeper, or look harder and more effectively in new places for potential deposits. Mother Earth does not easily give up her secrets, but methodical exploration geologists are patient treasure seekers. Gold is expensive for a reason, and that is because it is increasingly difficult to find. Gold exploration is a process and can take a substantial amount of time, often many years, from project generation to ultimate discovery success.

Dave has continually developed and refined his exploration models during his 35 plus year Nevada career. After interpreting the 2016 Keystone field surveys, Dave designed a six-hole 2016 scout drill program. Again, never in the history of the Keystone district has any modern-day exploration or deep core drilling been done. Dave designed these 2016 scout holes to drill core and get a much better mental understanding of the geology of the Keystone district. (This is the same recipe for success Dave used at Railroad for Gold Standard Ventures, and elsewhere on the Carlin Trend while with Newmont). The results have been exactly what Dave was hoping to see; - mainly the right geological characteristics, and the right rocks to host major potential gold deposits. Two of the five vertical core holes completed in late 2016 provided new, important information regarding gold-bearing host stratigraphy and lithological information. The core interpretation is ongoing and will provide important potential deposit model information.

In the summer of 2017, we drilled four additional holes to complete our initial Keystone scout drilling program. The results of the program were encouraging. The extent and severity of the alteration encountered, the thickness of permissive rock packages combined with the shallow depths they were intercepted, and Keystone’s structural complexity highlight the potential of this district scale mineral system. The drilled intercepts show many similarities to world-class gold deposits located on the north Carlin Trend and neighboring Cortez Trend deposits.

Extended Our Reach with Acquisition of Contiguous Gold Bar North Property

Based upon the favorable results of the 2016 scout drill holes, U.S. Gold Corp. staked additional claims at Keystone in March 2017 and again in September 2017. The Keystone property now has 650 total claims representing 20 square miles. U.S. Gold Corp. controls 100 percent of the district, and we are confident that we have all the right land in our control. In addition, we announced the acquisition of the Gold Bar North property at the end of June 2017. Gold Bar North is synergistic with Keystone and the historic Gold Bar Mine. We plan to advance the property through mapping, geophysics and drilling. Drilling commenced in October 2017 and we have filed an environmental assessment for the purpose of an expanded Keystone exploration program in 2018.

Copper King: An Existing Resource with Significant Prospects

While we focus on moving our Keystone and Gold Bar North exploration programs forward, we are advancing our Copper King project in Wyoming. Copper King contains a robust historical gold / copper mineral resource. Since acquiring the property, we have been advancing the project through numerous studies. At the beginning of July 2017, we announced the results of a completed geophysical survey at Copper King. Our geologists believe that there is additional exploration upside potential at Copper King. This will be a focus for us in the autumn of 2017 and into 2018. We continue to expand our team with additional consultants and advisors. By the end of October 2017, we completed an IP survey at Copper King to define additional exploration drill targets. Our goal is to build upon the known historical Copper King resource and move the project towards pre-feasibility. The price of copper has been on a continued up-trend in 2017, and this adds to the project’s potential economics.

Corporate Operating Highlights

As we moved into 2017, U.S. Gold Corp. completed its merger with Dataram Corporation, and now is a public company, trading on The NASDAQ Capital Market under the new symbol “USAU”. We are pleased to be a publicly traded company, and we look forward to keeping our shareholders and other potential investors updated with our progress as we advance our exploration and development programs. Our autumn 2017 exploration programs at Keystone and Copper King are moving into high gear.

We have brought on a new, experienced Board of Directors to help us manage our transition to a publicly traded company. We successfully held our annual Shareholders Meeting in July 2017, and all the proposals described in the proxy statement passed. In October 2017, we announced the sale of our legacy subsidiary, Dataram Memory, to focus exclusively on gold exploration. U.S. Gold Corp. is currently debt- free with a solid balance sheet. We feel our capitalization table is attractive with just over 14 million shares issued and outstanding.

Gold: Safe Asset in Geopolitical and Economic Uncertainty

All of us at U.S. Gold Corp. believe that it is an excellent time to be a shareholder of a gold exploration company. Geopolitical risks abound around the world – from North Korea to the Middle East, European politics and American political gridlock – and the only thing that is certain is that there are more and more uncertainties. The sad fact is that many of the Western world’s governments are effectively bankrupt. Central Banks around the globe have printed massive amounts of paper money through quantitative easing programs. Many challenges are just over the horizon, potentially including the eventual unwinding of Central Bank QE, rising interest rates, declining auto sub-prime loans and a looming student loan crisis. When you combine this with the aging demographics of many Western nations, it is clear that entitlement benefits have spiraled out of control and are in need of serious reform.

U.S. Gold Corp. believes in gold. Fiat currencies have not maintained purchasing power over longer historical time frames. We believe we might be on the verge of a new bull market in exploration companies, and U.S. Gold Corp. is well-positioned to deliver shareholder value to all of our loyal investors. We welcome you as shareholders to participate in the potentially significant rewards of building a successful gold exploration company. Watch our news releases closely in the future, and feel free to reach out to us personally anytime.

We know it has been a challenging time for many investors in the junior exploration sector and U.S. Gold Corp specifically. Gold exploration is a highly risky business, but the potential rewards can be substantial if a discovery is found. Our entire team is working daily as hard as we can, with a sole focus of moving towards exploration success. On behalf of the entire management team and Board of Directors, we would like to thank you for your support and patience as we continue to advance the company.

Sincerely yours,

U.S. Gold Corp.

Edward Karr

Chairman, President & CEO

For more information, I encourage you to contact the Company, at ir@usgoldcorp.gold or visit the web site at www.usgoldcorp.gold

U.S. Gold Corp. periodically sends news via email to its shareholders and interested investors. If you would like to receive these communications, please sign up to receive U.S. Gold Corp. news releases at: http://ir.usgoldcorp.gold/

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in Southeast Wyoming and has a historical Preliminary Economic Assessment (PEA) that was done by Mine Development Associates in 2012 for Strathmore Minerals Corporation. Keystone and Gold Bar North are exploration properties located on the Cortez trend in Nevada, identified and consolidated by Dave Mathewson. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this shareholder letter are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: changes in the price of gold and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold